Darling International Inc.
Code of Business Conduct
As Amended and Restated on February 21, 2008

Table of Contents

Our Commitment	1
Statement of Our Ethical Principles	2
Compliance	3
Using Individual Judgment	3
Discipline and Mandatory Sanctions	4
Conducting the Company’s Business	5
Dealing with Customers	5
Dealing with Suppliers	5
Dealing with Each Other	5
Health and Safety	6
Disparagement	6
Confidential Information	6
Use of Electronic Mail, Voice Mail and the Internet	7
Gifts, Meals and Entertainment	7
Improper Payments	7
Political Contributions	8
Consultants	8
Nepotism	8
Legal Compliance	9
Antitrust Laws	9
Environmental Actions	9
Disclosure	10
Accurate Records and Reporting	10
Our Responsibilities to the Company	11
Conflicts of Interest	11
Examples of Prohibited Conflicts of Interest	11
Related Party Conflicts	11
Unauthorized Use of Company Property or Services	12
Safeguarding Company Assets	12
Corporate Opportunities	12
Media Contact and Public Discussion	12
Insider Trading	12
Code Amendments and Waiver	13
Contact Information	14
The Company’s Independent Omsbudsman	14
Form of Acknowledgement	15

Darling International Inc. Code of Business Conduct

Our Commitment

This code of conduct (the “Code”) reaffirms our commitment to integrity, honesty and accountability, as the cornerstone of the behavior of the officers, directors and employees of Darling International Inc. and all others who act on our behalf.  As used in this Code, the term “Company” includes Darling International Inc. and all of its subsidiaries, and the term “employee” includes all of our officers and directors.  Nothing in this Code is intended to increase the obligations or liability of the Company or of any officer or director beyond that which may be imposed by law, rule or regulation.

All officers and employees of the Company are responsible for acting in accordance with high ethical standards, based on the “Statement of Our Ethical Principles” set forth on the following page.

The policies contained in this Code are to assist you in making the right choices when confronted with a difficult situation.

By following the Code, you will help ensure that the Company conducts its business for the benefit of all its stakeholders — that is, our shareholders, customers, suppliers, host communities and fellow employees.

The willingness of each of us to raise ethical concerns and promptly report violations of this Code is essential.  The Company will take every action possible to ensure that no one will suffer from retaliation as a result of raising an ethical concern or questioning a Company practice in good faith.

Individuals in management positions have a special responsibility to demonstrate high ethical standards in their behavior and to create an environment where questionable practices are challenged and unethical or illegal practices are not tolerated.

Ultimately, the responsibility for ethical behavior rests with you in the thoughtful exercise of your independent judgment.

This Code does not cover every situation, and exceptions to the policies outlined here may exist.  For assistance in determining how to apply this Code, see “Contact Information” on the last page of this Code.

Revised 2/21/08                                                    1

Darling International Inc. Code of Business Conduct

Statement of Our Ethical Principles

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We will deal fairly and honestly with those who are impacted by our actions, including our customers, suppliers, competitors and fellow employees, and treat them as we would expect them to treat us if the situation were reversed.

•	We will respect the dignity of each individual.

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We will conduct our business in accordance with all applicable laws and administrative and governmental rules and regulations, including laws relating to disclosure of public information and the regulations of any stock exchange upon which our securities are listed. We will not pursue any business opportunity or practice that could result in a violation of applicable law, rules, regulations or these principles.

•	We will undertake only those business activities that will withstand public ethical scrutiny.

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We will disclose promptly any conflict or apparent conflict of interest we may have regarding our responsibilities to the Company and remove the conflict or apparent conflict where required.  We will avoid conflicts between our personal and professional interests.

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We will promote relationships based on mutual trust and respect and provide an environment where individuals may question a Company practice without suffering from retaliation or a career disadvantage.

•	Each of us will be personally accountable for adherence to this Code.

Darling International Inc. Code of Business Conduct

Compliance

Each employee is responsible for understanding and complying with this Code.  Company managers are responsible for assisting employees in understanding the Code and being aware of the ethical implications of their business behavior.

It takes courage to raise an ethical issue — especially if it involves a situation in your work area.  However, the Company will support you in carrying out your responsibility.

The best course of action when you have an ethical problem is to discuss it with the appropriate person within the Company.  The Company has a strict policy prohibiting retaliation against any employee for reporting or raising a question in good faith about facts or circumstances that may indicate a violation of this Code.  See “Contact Information” on the last page of this Code.

In Particular:

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You have a responsibility to report promptly any suspected violations of this Code.  There are several avenues available to you for reporting any such suspected violation.  See “Contact Information” on the last page of this Code.

•	No employee will suffer any retaliation, adverse action or career disadvantage for questioning a Company practice or reporting a suspected violation of this Code or other irregularity in good faith.

•	The Company and/or ombudsman will investigate possible violations. In doing so, rights of all parties concerned will be respected.

•	The identity of employees reporting possible violations will be kept confidential unless the Company is required to reveal it in order to enforce this Code or by applicable law or judicial process.

•	If a violation is found, the Company will take appropriate disciplinary action, up to and including termination and filing of criminal charges.

Using Individual Judgment.  This Code will help all of us better understand the ethical standards that govern the Company.   In deciding the proper course of action, consider the following:

•	Is my action consistent with approved Company procedures?

•	Have I been asked to misrepresent information or deviate from normal procedure?

•	Does my action give the appearance of impropriety?

•	Could my action bring discredit to the Company if disclosed?

•	Is my action in accord with all applicable laws, rules and regulations?

Darling International Inc. Code of Business Conduct

•	Can I defend my action to my supervisor, other employees, the Board of Directors, or, if applicable, to the general public?

•	Does my action meet my personal code of behavior?

•	Does my action conform to the spirit of this Code?

Discipline and Mandatory Sanctions

The Code is important to the Company and must be taken seriously by all employees.  Accordingly, violations of the Code will not be tolerated and will result in appropriate disciplinary action in accordance with Company regulations and applicable collective bargaining agreements.  The Company intends to use every reasonable effort to prevent violations of the Code.  Furthermore, if an investigation of a violation under this Code shows that the employee reporting the violation falsified any information regarding the violation, that employee will be subject to appropriate disciplinary action.

Darling International Inc. Code of Business Conduct

Conducting the Company’s Business

In conducting the business of the Company, we deal with a variety of people and organizations, including customers, suppliers and competitors, as well as community representatives and other employees.

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All of our business relationships should be based on honesty and fairness.  We do not take advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair-dealing practice.

•	We are truthful in our representation of the Company. If there is a mistake or misunderstanding, we correct it immediately.

•	We want long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.

Dealing with Customers.  Serving customers is the focal point of our business.  Satisfying customers is the best way to ensure business success.

•	We must work with customers to understand and anticipate their needs, and identify and remove obstacles customers may see to doing business with us.

•	We should respond promptly and courteously to customer inquiries and requests.

•	We must accurately represent our products and services in our marketing, advertising and sales efforts.

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We must provide products and services of the highest quality.  We need to understand what represents “highest quality” in the eyes of the customer.  We must regularly measure customer satisfaction and continuously improve our quality.

Dealing with Suppliers.  Our relationships with our suppliers are critical to the success of our Company.

•	We should establish a partnering environment of mutual trust in all supplier dealings.

•	We must make every effort to live up to commitments made to suppliers.

•	We must treat suppliers’ premises, property and personnel with care and respect.

Dealing with Each Other.  We recognize the value and worth of each individual and work toward providing a working climate which is protective of the well-being of all employees.  We evaluate individuals for employment and promotion on a non-discriminatory basis.  The diversity of the Company’s employees is a tremendous asset. We are firmly committed to complying with all applicable laws with regard to equal opportunity, discrimination and harassment.

Darling International Inc. Code of Business Conduct

Health and Safety.  The Company strives to provide each employee with a safe and healthful work environment.  Each employee has responsibility for following safety and health rules and practices and for complying with the company’s policies on workplace conduct, as such may be amended from time to time.

Disparagement.  We should not make false, misleading or disparaging remarks about individuals or organizations or their products and services.

•	In particular, we do not disparage our competitors or their products or employees. We should sell our products and services on their merits.

•	If we make comparisons between our products and those of a competitor, the comparisons must be accurate and factual.

Confidential Information.

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Confidential Information Belonging to Others. In the course of our business, we regularly receive information from customers, suppliers’ and other third parties.  If we come into possession of information from another party that is marked confidential, or that we have reason to believe may be confidential, we should consult our General Counsel to ensure that any use of the information is appropriate and within the law.  We should not use unauthorized information from another entity for our benefit.  We must not sign any agreement regarding proprietary or confidential information (whether of the Company or another party) unless the agreement is first approved by our General Counsel.  If we have received confidential or proprietary information pursuant to a written agreement, we must comply with the terms of the agreement.

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Confidential Information Belonging to the Company. All non-public information received in the course of employment should be treated as information that is proprietary and confidential.  Proprietary and confidential information requiring protection includes all information that might be of use to competitors, or harmful to the Company if disclosed. It includes, but is not limited to, customer lists, materials developed for in-house use (including software), administrative and manufacturing processes, business plans, information regarding routing, pricing strategies and any formulas, devices and compilations of information which could give the Company a competitive or other business advantage.  No Company confidential or proprietary information should be (i) used for any purpose except in the course of furthering the Company’s business or (ii) disclosed to any person who is not a Company employee or director, except with the express approval of the Company’s General Counsel.  No employee has any personal rights in or to any confidential or proprietary information of the Company.  The prohibition against disclosing confidential or proprietary Company information includes not only actions during the period in which we are employed by the Company, but also actions during any period after we are no longer employed by the Company.  The restrictions contained in this paragraph are in addition to any restrictions contained in any other agreement, covenant, or document to which an employee, officer or director is a party or is otherwise subject.

Darling International Inc. Code of Business Conduct

Use of Electronic Mail, Voice Mail and the Internet.  We encourage the use of electronic mail and voice mail because these methods of communication are efficient and effective.  We also encourage the use of the Internet as a valuable source of information about our vendors, suppliers, business partners and competitors.  However, we must ensure that electronic mail, voice mail and the Internet are used appropriately.  Messages sent or received and data gathered utilizing the Company’s information technology systems, including computers, telephones and Internet access, are not private..  E-mail, voice mail and the Internet must be used responsibly and are intended for business purposes only.  Although occasional personal use of electronic communication systems may be understandable and acceptable at times, this is a privilege that the Company reserves the right to control and monitor.  Under no circumstances may e-mail, voice mail or the Internet be used for any illegal or unethical purpose, or for any other purpose that violates the Code or our policies that are put into place from time to time, nor for purposes that could lead to liability or cause harm to the Company.  The Internet, in particular, also may not be used for transmitting, retrieving or storing any communications of an obscene, discriminatory, harassing or otherwise inappropriate nature.  The Company retains the sole right to determine whether or not employees are using these methods of communication properly.  Each outgoing Internet e-mail message is identified as originating with the Company.  As a result, like other official communications, e-mail messages sent via the Internet must responsibly represent the Company.  The Company has policies on Internet and e-mail usage.  Each of us is required to comply with these policies, as they may be revised from time to time.

Gifts, Meals and Entertainment.  Except when dealing with representatives of the federal government, it is appropriate to receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, and appropriate as to time and place.

We do not give or receive cash gifts. We do not give or receive other gifts, meals or entertainment unless:

•	They are limited in value and cannot be viewed as a bribe, kickback or payoff.

•	They do not violate any law, regulation or generally accepted ethical standards, including the standards of the other party’s organization.

If there is concern about the appropriateness of giving or receiving a gift, contact the Company’s General Counsel.

Improper Payments.  Except for payments by the Company to registered lobbyists to influence legislation or regulations affecting the rendering industry, we will not directly or indirectly offer or solicit any kind of payments or contributions for the purpose of:

•	Persuading any official or other third parties (such as employees of other companies) to fail to perform or to improperly perform their duties.

•	Influencing legislation or regulations, except through properly registered lobbyists.

Darling International Inc. Code of Business Conduct

Political Contributions.  Company resources must not be used to support political parties or candidates.

•	Individual employees are encouraged to support their own parties and candidates, but they must do so on their own time and should not use Company resources.

•	If a planned contribution could in any way be looked upon as involving Company funds, property or services, the Company’s General Counsel should be consulted prior to the contribution being made.

Consultants.  Consultants and agents retained by the Company must adhere to our Code in the course of their work on behalf of the Company.

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Special care should be taken to ensure no conflict of interest exists, that the consultant is genuinely qualified in the business for which it was retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and under which the consultant agrees to abide with all applicable laws and report any conflicts of interest.

•	Consultants and agents must not be retained or permitted to take any action that is illegal or improper. What we may not do directly we cannot do indirectly by acting through another party.

•	The Company’s General Counsel should be consulted before any written agreement with a consultant is signed.

Nepotism.  The Company does not prohibit employment of two or more individuals who are related by blood, marriage or domestic partnership; however, the relationship must be promptly disclosed to the appropriate General Manager and the Executive Vice President, Finance and Administration (or person performing a similar function), prior to the hiring of any such individual or, if any such relationship arises following employment, disclosure must be given promptly to the appropriate General Manager and the Executive Vice President, Finance and Administration (or person performing a similar function).  Each employee who is so related is responsible for conducting himself or herself professionally during the course of his or her duties and avoiding any appearance of favoritism or other impropriety.

Darling International Inc. Code of Business Conduct

Legal Compliance

Each employee and director must become familiar and comply with the laws, rules and regulations applicable to his or her area of responsibility, including regulations applicable to any exchange upon which the Company’s securities are listed.

Any employee who is responsible for activity involving the application of a particular law, rule or regulation should consult with and be guided by the advice of the Company’s General Counsel.  Decisions regarding the application of the various laws, rules and regulations should not be made without that advice.

Antitrust Laws.  Antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

•	Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by Company’s General Counsel prior to execution.

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Because verbal exchanges can be viewed as an agreement, we must exercise caution whenever we meet or talk with competitors.  Any contact with competitors should be documented by completion of an Antitrust Compliance Certificate.

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We should avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing, and of course, any proprietary or confidential Company information.

These requirements also apply to informal contact we may have with competitors, including those at trade shows or meetings of professional organizations.

Each employee is required to comply with the Company’s Antitrust Compliance Manual and each employee should use the reporting forms in the manual.

Environmental Actions.  As a Company and as employees, we must exercise good judgment with regard to the environmental aspects of our use of our manufacturing processes.  We must comply with all applicable laws and regulations requiring us to reduce or eliminate the generation, discharge and disposal of hazardous materials.

Darling International Inc. Code of Business Conduct

Disclosure

Accurate Records and Reporting.  All Company officers and employees – and, in particular, the chief executive officer, the chief financial officer, the controller and the principal accounting officer – have a responsibility to promote the accuracy, adequacy and completeness of the Company’s accounting records.  All employees, officers and directors should immediately report any false, incomplete or misleading entries of which they have knowledge.  Furthermore, each of the chief executive officer, the chief financial officer, the controller and the principal accounting officer must (i) act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others, and (ii) produce full, fair, accurate, timely and understandable disclosure as required by law in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications.  Company records must reflect an accurate and verifiable record of all transactions.

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Information that is recorded and submitted to another party, whether inside or outside the Company, and whether to a private party or a governmental entity, must be accurate, timely and complete.  It should honestly reflect the underlying transaction or material.  Reports or records should not be used to mislead those who receive them, or to improperly conceal any fact or action.  It is the policy of the Company to make full, fair, accurate, timely and understandable disclosure of our business and financial condition, consistent with applicable law, (i) in our periodic reports filed with the Securities and Exchange Commission and (ii) in other communications to securities analysts, rating agencies and investors.  We take necessary measures to ensure that dissemination of information complies with Regulation FD promulgated by the Securities and Exchange Commission.  It is also our policy to comply with applicable law, rules and regulations when filing governmental reports related to environmental, tax, employment and other matters.  If any employee  becomes aware of any violation of this policy, he or she should report such violation as provided in this Code.

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Any effort to mislead, inappropriately influence or coerce the independent auditors or a member of the internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, as well as for the Company, and is strictly prohibited.  If any employee becomes aware of any violation of this policy, he or she should report such violation as provided in this Code.

Darling International Inc. Code of Business Conduct

Our Responsibilities to the Company

Conflicts of Interest.  Darling employees are expected to avoid situations where their personal interests conflict with the interests of the Company.  Employees should avoid any activity, investments or interests that might reflect badly on the Company or damage its reputation.  A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Employees should never seek or receive improper personal benefits as a result of their positions with the Company.  Some examples of conflicts of interest appear below.  However, these are examples only, and each employee is expected to consider carefully whether or not a potential conflict exists in any given set of circumstances. The appearance of a conflict of interest can be just as damaging as an actual conflict, and should be avoided.

Examples of Prohibited Conflicts of Interest

•	An employee should not invest in a customer or supplier of the Company. However, ownership of 2% or less of the stock of a publicly-owned Company would not normally be considered a conflict.

•	An employee should not market products or services that compete with any product or service marketed by the Company.

•	An employee should not work for, or solicit favors from, a competitor, customer, or supplier.

•	An employee should not seek or accept a loan or guaranty of an obligation in circumstances where a conflict of interest would, or could be perceived to, arise.

Related Party Conflicts

Potential for conflicts of interest also exist where a Related Party engages in any of the activities listed above, in particular, or other activities that could be perceived as creating a conflict of interest for the employee.  A “Related Party” is an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of the employee.    If a Related Party engages or proposes to engage in any of the activities listed above, or any other activity that might create the appearance of a conflict of interest for the employee, the General Counsel’s office should be contacted so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest.

If you are not sure whether a circumstance or situation is covered by this provision, you should discuss it with the Company’s General Counsel as soon as possible.

Any waivers of this Conflict of Interest policy must be in writing and be pre-approved by the Company’s General Counsel.

Darling International Inc. Code of Business Conduct

Unauthorized Use of Company Property or Services.  Company property and services must not be used for the personal benefit of an employee or someone else unless the use has been properly approved in writing for general employee use or for a specified purpose.

Safeguarding Company Assets.  Each of us is responsible for protecting Company assets and for using Company property appropriately and with due care.  All Company assets should be used only for a legitimate business purpose.  Managers are responsible for setting up and keeping good controls to protect assets from loss or unauthorized use.

Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of such controls.

Corporate Opportunities.  Business opportunities are corporate assets.  Employees should not pursue, directly or indirectly (for example, by involving a family member or friend), a Company corporate opportunity unless the Company has determined that it will not pursue such an opportunity or otherwise compete for such an opportunity.  An employee cannot take advantage, directly or indirectly, of any business opportunity that is discovered through the use of Company property or information, or that comes to the employee’s attention because of his or her position with the Company.  In addition, an employee must not use Company property, information or position for personal gain.

Media Contact and Public Discussion.  News media contact and responses and public discussion of Company business should only be made through the Company’s authorized spokesperson(s).  No employee should speak or otherwise communicate with a news reporter or other member of the media without first obtaining the consent of the General Counsel.

Insider Trading.  Federal law prohibits employees, directors and others from buying or selling Company securities, such as the Company’s common stock, based on information that is not publicly available.

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Employees may buy and sell Company securities.  However, no employee may buy or sell Company securities at a time when he or she has nonpublic information of a material nature.  Inside information that might be material includes earnings estimates, significant business developments, expansion or curtailment of operations, sale or purchase of substantial assets or other activity of significance. Whether or not nonpublic information is material is a legal judgment that is based on a sophisticated understanding of applicable law.  No employee should try to make this judgment himself or herself.  If any employee believes he or she has nonpublic information, the Company’s securities should not be bought or sold without first contacting the Company’s General Counsel to ensure that such purchase or sale is within applicable law.

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In addition, employees should never provide nonpublic information about the Company to family, friends or any other person, including Company employees who do not have a business reason to know such information.

Darling International Inc. Code of Business Conduct

•	Each employee is required to comply with the Company’s Policy on Securities Transactions. Please note the requirement for pre-clearance of all transactions involving Company securities.

Code Amendments and Waiver

The Company will review and re-assess the adequacy of the Code periodically and make amendments to it as the Company deems appropriate.

The most current version of the Code is available to all employees on the Company’s website.  You will receive a notice when a new version of the Code is posted on the website.  It is your responsibility to review the Code periodically (particularly when you have received notice of posting of a new version) to ensure that you understand and are adhering to the Code.

Only the Board of Directors of the Company may approve any waiver of the Code with respect to any executive officer or director.  Such a waiver will be promptly disclosed to the shareholders of the Company on the Company’s website.

The General Counsel has authority to approve a waiver of the Code for nonexecutive officers or other Company employees.

Any waiver of the Code must be in writing.

Darling International Inc. Code of Business Conduct

Contact Information

No Code of Conduct can cover all potential conflicts or ethical concerns that an employee will encounter.  If you have questions regarding the application of this Code, or feel that it is appropriate to ask for a waiver of the application of any provision of this Code, please contact the Company’s General Counsel as follows:

By Mail:
Darling International Inc.
Attention:  General Counsel
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038

By Phone:
972.717.0300

The Company’s Independent Omsbudsman.  Alternatively, an employee can raise ethical concerns and issues and report suspected Code violations,  on a confidential basis, by contacting the Company’s independent omsbudsman at 1-800-501-7585 (Settlement Solutions Inc.).  This is a private agency and is not operated by Darling International Inc.  The ombudsman will contact the Chairman of the Audit Committee, who is a non-employee independent member of the Darling International Inc. Board of Directors, who will take the necessary actions to ensure compliance with the Code.

Darling International Inc. Code of Business Conduct

ACKNOWLEDGEMENT

I have received and read the Darling International Inc. Code of Business Conduct (the “Code”).  I understand that the Code represents the policies of Darling International Inc., and I agree to abide by the Code when acting for or on behalf of Darling International Inc.  I understand that any material violation of the Code may subject me to disciplinary action, up to and including discharge; provided however, by signing this Acknowledgement, I do not waive any rights I may have under any applicable collective bargaining agreement.

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Employee Name (Printed)

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Employee Signature

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Date

(Company Copy)

Revised 2/21/08